SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

AMENDMENT NO. ___

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement
[X]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.14a-12

PRINCIPAL FUNDS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules
14a-6(i)(1) and 0-11.
1)    Title of each class of securities to which transaction applies:
2)    Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)    Proposed maximum aggregate value of transaction:
5)    Total fee paid:
[ ]    Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount Previously Paid:
2)    Form, Schedule or Registration Statement No.:
3)    Filing Party:
4)    Date Filed:

Your Vote is Urgently Needed.

Dear Valued Principal Funds Shareholder:

We need your help. Due to lack of shareholder participation, the Joint Annual Meeting of Shareholders in Principal Funds originally scheduled for April 25, 2019, has been adjourned to May 22, 2019 at 10:00 a.m., Central Time, for those proposals requiring additional time for shareholders to submit their vote. We are asking for your vote on these important proposals.

You should have recently received proxy materials, and according to our latest records, your proxy vote has not yet been received. Your vote is very important regardless of the number of shares you own. It is critical that your proxy vote is received before May 22, 2019.

Voting your proxy ensures the continued, successful management and operation of the Funds.

The Board recommends that you vote FOR the proposals.

Voting is easy. You may use any one of the below options to ensure your vote is promptly recorded in time for the meeting on May 22.

1. Vote by phone by calling a proxy specialist now at 1-844-749-3636. Representatives are available weekdays from 9:00 a.m. to 10 p.m. ET. You can also call the toll-free touchtone voting number located on your proxy card, enter the control number and follow the prompts.

2. Vote by mail by completing, signing and dating the enclosed proxy card and returning it in the pre-paid envelope provided in this package. Please mail the proxy card in time to be received before the meeting on May 22.

3. Vote by internet at www.proxyvote.com and enter the control number on the proxy card and follow the prompts.

Please help us by taking a couple minutes now to vote your shares. I thank you in advance for your help with this urgent matter.

Sincerely,

Michael J. Beer
President and Chief Executive Officer